Exhibit 3.5

CERTIFICATE OF AMENDMENT NO. 2
TO THE
CERTIFICATE OF INCORPORATION
OF
HELIX TECHNOLOGIES INC.

Pursuant to Section 242
General Corporation Law of the State of Delaware

Helix Technologies, Inc., (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is “Helix Technologies Inc.”. The original name of the Corporation was Jubilee4 Gold, Inc.

SECOND: The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was March 13, 2014.

THIRD: The Certificate of Incorporation is hereby amended as follows:

The first sentence of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“The amount of the total capital stock the Corporation is authorized to issue is 295,000,000 shares with a par value of $0.001 per share, consisting of 275,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, in such classes and with such rights and privileges as the board of directors may determine.”

FOURTH: The above amendment was adopted and duly approved by the members of the Board of Directors of the Corporation and the stockholders of the Corporation acting in accordance with the provisions of Sections 141(f), 228(a) and 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment No.2 to the Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 29nd day of May, 2020.

By: /s/ Zachary L. Venegas

Name: Zachary L. Venegas

Title: Chief Executive Officer